                                                FILED PURSUANT TO RULE 424(B)(1)
                                                      REGISTRATION NO. 333-27427
SUPPLEMENT DATED
JUNE 4, 1997 TO
PROSPECTUS
                                  $400,000,000

                          WASHINGTON MUTUAL CAPITAL I

                                     SKISSM
                 8 3/8% SUBORDINATED CAPITAL INCOME SECURITIES
                (LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)

     FULLY AND UNCONDITIONALLY GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                                     [LOGO]
                             ---------------------
    The 8 3/8% Subordinated Capital Income Securities (the "Capital Securities") offered hereby represent undivided beneficial ownership interests in the assets of Washington Mutual Capital I, a Delaware statutory business trust (the "Trust"). Washington Mutual, Inc., a Washington corporation ("Washington Mutual" or the "Company"), will be the owner of all of the beneficial ownership interests represented by common securities of the Trust (the "Common Securities"; together with the Capital Securities, the "Trust Securities"). The Trust exists for the sole purpose of issuing the Capital Securities and the Common Securities and investing the proceeds thereof in 8 3/8% Junior Subordinated Debentures (the "Junior Subordinated Debentures") to be issued by the Company.

                                                        (CONTINUED ON NEXT PAGE)

    SEE "RISK FACTORS" BEGINNING ON PAGE 14 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE CAPITAL SECURITIES.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

  THESE SECURITIES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS
     ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT
            INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                                             Initial Public       Underwriting        Proceeds to
                                                           Offering Price (1)   Commissions (2)       Trust (3)(4)
Per Capital Security.....................................       $998.16               (3)               $998.16
Total....................................................     $399,264,000            (3)             $399,264,000

(1) Plus accrued distributions, if any, from June 4, 1997.
(2) The Trust and the Company have each agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(3) In view of the fact that the proceeds of the sale of the Capital Securities will be invested in the Junior Subordinated Debentures, the Company has agreed to pay to the Underwriters, as compensation for their arranging the investment therein of such proceeds, $10 per Capital Security (or $4,000,000 in the aggregate). See "Underwriting."
(4) Before deducting expenses payable by the Company, estimated at $235,304.
                             ---------------------
    The Capital Securities are offered, subject to prior sale, when, as and if issued to and accepted by the several Underwriters and subject to certain conditions. It is expected that delivery of the Capital Securities will be made in book-entry form through the facilities of The Depository Trust Company on or about June 4, 1997 at the offices of Lehman Brothers Inc., New York, New York against payment therefor in immediately available funds.
                             ---------------------

LEHMAN BROTHERS

                   CHASE SECURITIES INC.

                                      SALOMON BROTHERS INC

                                                         UBS SECURITIES
May 30, 1997